Q2 SELECT FINANCIAL INFORMATION

2 Disclaimer Neither Ready Capital Corporation (the "Company“) nor any of its representatives or affiliates makes any representation or warranty, express or implied, as to the accuracy or completeness of the information contained in this presentation and the Company and its representatives disclaim all liability to potential investors relating to, or resulting from, the use of this information. Nothing contained in this document is or shall be relied upon as a promise or representation as to the past, current or future performance of Company. There is no guarantee that any of the estimates, targets or projections illustrated in these materials and any presentation of which they form a part will be achieved. Any references herein to any of the Company’s past or present investments or its past or present performance, have been provided for illustrative purposes only. It should not be assumed that these investments were or will be profitable or that any future investments by the Company will be profitable or will equal the performance of these investments. Past performance is not indicative of future results and there can be no assurance that the Company will achieve comparable results in the future. This presentation contains statements that constitute "forward-looking statements," as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company's expectations include, but are not limited to, applicable regulatory changes; general volatility of the capital markets; changes in the Company’s investment objectives and business strategy; the availability of financing on acceptable terms or at all; the availability, terms and deployment of capital; the availability of suitable investment opportunities; changes in the interest rates or the general economy; increased rates of default and/or decreased recovery rates on investments; changes in interest rates, interest rate spreads, the yield curve or prepayment rates; changes in prepayments of Company’s assets; the degree and nature of competition, including competition for the Company's target assets; and other factors, including those set forth in the Risk Factors section of the Company's most recent Annual Report on Form 10-K filed with the SEC, and other reports filed by the Company with the SEC, copies of which are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law. This presentation also contains market statistics and industry data which are subject to uncertainty and are not necessarily reflective of market conditions. These have been derived from third party sources and have not been independently verified by the Company or its affiliates. All material presented is compiled from sources believed to be reliable and current, but accuracy cannot be guaranteed. All data is as of June 30, 2025, unless otherwise noted.

Overview of Select Financing Collateral

READY CAPITAL.

SUMMARY

- Update to Investor Presentation, filed with SEC on September 9, 2025
- Presents expanded view of select financing collateral available for corporate debt issuance, including curated group of select loans[1]
- All financial metrics as of June 30, 2025
- Total combined equity value of $884MM[2] including select loans with UPB of $2,080MM and equity value of $581MM, as well as cash of $53MM
- Select loans represent ~66% of the equity value and are comprised of 100% Core loans that are risk-rated 3 or better
- Multifamily loans represent the largest portion with UPB of $1,701MM and equity value of $448MM

HIGHLIGHTS

$MM, unless otherwise noted

Property Type	# of Loans	Carrying Value	UPB	Equity	% Current Pay[5]	Wtd. Avg. Fully Ext. Maturity[6]
Multifamily	67	1,701	1,707	448	93%	Jan-27
Office	7	103	104	42	100%	Oct-25
Industrial	8	142	142	31	100%	Dec-29
Hospitality	3	65	65	21	100%	Nov-26
Land	3	42	42	34	100%	Apr-25
Mixed-Use	2	26	26	4	100%	Aug-26
Select Loans Subtotal	**90**	**2,080**	**2,087**	**581**	**94%**	**Dec-26**
Other Loans[3]	20	215	141	41		
Cash				53		
Investments in JVs[4]				157		
Accrued Interest				29		
Other Assets				23		
Total				**884**		

OVERVIEW OF SELECT LOANS [7]

By Property Type



Land 6%
Other 4%
Industrial 5%
Office 7%
Multifamily 77%

By Risk Rating



RR 1 7%
RR 3 44%
RR 2 49%

By Debt Yield

Debt Yield Range	# of Loans	Carrying Value	UPB	Equity	Appraisal Value	LTV[9]
>=9%	17	294	295	75	465	63%
8% - 9%	8	167	167	30	272	61%
7% - 8%	9	123	123	26	185	66%
6% - 7%	12	226	227	56	342	66%
5% - 6%	11	328	329	97	443	74%
4% - 5%	8	365	366	100	475	77%
3% - 4%	5	179	179	53	243	73%
2% - 3%	3	110	110	23	139	79%
1% - 2%	2	69	69	24	108	64%
0% - 1%	1	21	21	7	30	69%
NOI Generating Assets	**76**	**1,881**	**1,886**	**490**	**2,702**	**70%**
Non-NOI Generating Assets[8]	14	199	201	91	370	54%
Total	**90**	**2,080**	**2,087**	**581**	**3,072**	**68%**

(1) Loan information included herein is only for a certain portion of Ready Capital's overall portfolio and presented for informational purposes only. Such information is not representative of all of Ready Capital's investments of a given property type, is not representative of Ready Capital's overall portfolio and is not indicative of Ready Capital's historical or future results. Certain of Ready Capital's loans not reflected here pay payment-in-kind interest rather than current cash interest payments and from time to time, Ready Capital may grant concessions to borrowers experiencing significant financial difficulties in the form of modified terms such as interest rate reductions and other terms. Please refer to Ready Capital's reports filed with the SEC, copies of which are available on the SEC's website, www.sec.gov for a discussion of Ready Capital's results of operations, portfolio as a whole and the risks related to its business. Projections, assumptions and estimates of Ready Capital's future performance and the future performance of the industry in which it operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including ones described under "Disclaimer."

(2) Excludes $99MM of corporate debt

(3) Includes 20 loans that are primarily non-Core and/or risk-rated 4 or 5

(4) Primarily related to Ready Capital's share of investments sourced by Waterfall with underwritten yields of 8.6% - 15.9%; includes a mix of acquired loans, CMBS investments, and equity across a wide range of property types

(5) Represents the percentage of Carrying Value that relates to loans that are Current Pay

(6) Weighted average of fully extended maturities, calculated using equity value as the weighting factor

(7) Pie charts based on equity value

(8) Consists of Current Pay construction loans

(9) LTV is calculated by dividing the carrying value by the appraisal value

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Select Loan Details

READY CAPITAL.

Reflects figures as of June 30, 2025
$000, unless otherwise noted

State	Property Type	Product	WA Risk Rating[1]	WA Modification Flag[2]	UPB	Carry Value	Financing[3]	Equity[4]	Appraisal Value	WA Days Since Last Appraisal[5]	WA Days Until Fully Extended Maturity	WA Avg Interest Rate[6]	Q2 Interest Income	Q2 Interest Expense	Q2 Cash Interest Income	NOI T3[7]	NOI T6	NOI T9	NOI T12	WA Days Since Financials Date
AL	Multifamily	Bridge	2.0	0.5	45,407	45,330	29,515	15,815	60,968	642	358	8.6%	1,027	(639)	963	1,307	1,356	1,330	1,332	91
AZ	Land	Construction	3.0	-	8,643	8,643	6,030	2,613	17,621	1,011	314	10.6%	185	(99)	175	-	-	-	-	n/a
AZ	Multifamily	Bridge	2.5	0.2	310,981	309,360	226,579	82,781	418,968	907	665	8.0%	6,394	(3,718)	5,717	17,182	16,766	16,718	16,814	124
AZ	Multifamily	Construction	3.0	-	37,222	37,208	25,351	11,857	61,683	662	303	10.7%	929	(452)	871	-	-	-	-	n/a
CA	Mixed-Use	Bridge	3.0	1.0	17,791	17,789	15,057	2,732	39,525	1,545	345	9.1%	406	(260)	397	1,768	1,529	1,348	1,414	-
CA	Multifamily	Bridge	2.1	0.2	162,913	162,392	121,567	40,825	212,170	831	538	8.5%	3,598	(2,237)	3,285	10,268	10,185	9,995	9,794	181
CA	Multifamily	Construction	1.6	-	6,030	5,538	3,749	1,789	13,651	223	1,708	10.4%	170	(54)	103	-	-	-	-	n/a
CA	Office	Bridge	2.3	0.7	68,856	68,373	39,520	28,852	95,685	939	80	9.1%	1,560	(774)	1,415	7,044	6,482	6,366	6,679	114
CO	Land	Construction	3.0	1.0	27,914	27,912	-	27,912	60,200	374	(126)	11.0%	908	(146)	755	-	-	-	-	n/a
CO	Multifamily	Bridge	2.0	1.0	9,194	9,170	7,351	1,819	11,920	1,340	498	8.1%	188	(86)	184	664	624	625	816	91
CO	Multifamily	Construction	2.0	-	4,225	3,948	2,475	1,473	5,707	194	955	11.8%	131	(39)	52	-	-	-	-	n/a
CT	Industrial	Bridge	3.0	0.6	12,300	12,294	10,455	1,839	17,791	881	209	8.3%	257	(179)	251	676	758	846	907	91
FL	Hospitality	Bridge	1.6	0.4	34,570	34,377	24,337	10,040	49,200	659	700	9.0%	803	(382)	750	5,392	4,949	4,556	3,327	40
FL	Industrial	Bridge	2.0	-	7,933	7,928	6,737	1,191	11,540	1,410	802	8.2%	165	(115)	162	1,672	964	1,169	1,169	91
FL	Multifamily	Bridge	2.7	-	72,832	72,390	51,476	20,914	94,979	868	758	8.3%	1,517	(1,004)	1,406	3,776	3,738	3,488	3,246	63
FL	Multifamily	Construction	2.0	-	71,970	71,948	45,018	26,929	131,751	858	893	10.6%	908	(848)	1,829	-	-	-	-	n/a
GA	Hospitality	Fixed/Other	3.0	1.0	30,366	30,334	19,565	10,769	51,350	956	163	9.1%	703	(329)	681	2,757	2,587	2,484	1,992	-
GA	Industrial	Bridge	3.0	-	21,000	20,993	17,850	3,143	33,851	1,134	710	8.0%	423	(290)	413	452	1,152	1,260	1,509	181
GA	Multifamily	Bridge	2.4	-	163,314	162,743	107,583	55,160	223,048	922	807	8.5%	3,669	(1,949)	2,847	7,805	7,868	7,513	7,482	164
IL	Multifamily	Bridge	3.0	1.0	53,998	53,966	45,898	8,068	86,161	1,210	649	7.8%	1,067	(954)	1,042	4,414	4,588	4,547	4,498	91
IN	Multifamily	Bridge	2.0	-	38,715	38,698	28,903	9,795	56,408	1,104	740	8.6%	849	(534)	817	1,554	1,700	1,661	1,648	91
KS	Multifamily	Bridge	3.0	-	34,279	34,210	22,163	12,047	42,600	1,550	(51)	7.9%	707	(414)	668	1,018	1,303	1,549	1,574	91
KY	Multifamily	Bridge	3.0	0.5	39,591	39,569	31,482	8,088	59,152	1,172	682	8.1%	801	(560)	776	3,141	2,942	2,049	2,121	77
MA	Industrial	Bridge	1.0	-	28,185	28,171	23,957	4,213	50,591	1,369	133	7.5%	559	(408)	525	2,344	2,385	2,554	2,472	181
MA	Multifamily	Construction	2.0	-	5,616	5,338	3,784	1,554	7,913	215	1,471	10.8%	180	(65)	150	-	-	-	-	n/a
MD	Multifamily	Bridge	3.0	1.0	6,927	6,924	5,888	1,036	10,600	963	(232)	8.1%	138	(102)	138	596	1,591	1,411	1,411	273
MD	Office	Bridge	2.0	1.0	18,580	18,557	12,959	5,598	27,000	647	194	9.3%	434	(235)	424	1,369	1,240	1,255	1,296	91
MO	Multifamily	Bridge	3.0	1.0	38,518	38,481	32,740	5,741	57,525	224	194	7.5%	735	(557)	718	3,578	4,993	5,393	5,902	181
NC	Multifamily	Bridge	2.0	0.5	34,696	34,581	27,625	6,957	47,000	515	431	7.2%	810	(399)	621	2,343	2,328	2,261	2,320	91
NJ	Industrial	Construction	1.0	-	9,820	9,563	4,786	4,777	24,295	193	1,106	11.3%	287	(87)	199	-	-	-	-	n/a
NJ	Multifamily	Bridge	3.0	-	7,489	7,487	6,365	1,122	12,308	1,630	590	8.4%	156	(127)	153	528	589	609	592	91
NJ	Multifamily	Construction	1.0	-	395	267	264	3	1,899	216	2,020	11.1%	19	(5)	11	-	-	-	-	n/a
NV	Multifamily	Bridge	3.0	1.0	26,763	26,752	22,748	4,003	44,323	1,350	498	7.7%	521	(387)	509	1,971	2,084	1,999	1,973	91
NY	Mixed-Use	Bridge	2.0	-	8,620	8,586	6,896	1,690	13,000	115	559	8.6%	204	(123)	182	928	923	909	869	181
NY	Multifamily	Bridge	2.0	-	35,481	35,480	19,868	15,612	59,500	688	618	9.2%	802	(368)	766	689	854	1,044	958	91
OH	Industrial	Fixed/Other	1.0	-	58,000	58,185	43,500	14,685	96,300	938	2,742	8.3%	1,188	(742)	1,193	2,271	2,294	3,095	3,897	-
OH	Multifamily	Bridge	1.4	0.6	12,685	12,643	9,935	2,708	20,058	1,092	278	8.7%	316	(136)	270	931	874	793	735	91
OH	Office	Bridge	2.0	-	1,624	1,620	1,217	403	2,364	1,300	528	7.7%	31	(22)	31	225	209	228	221	-
OR	Office	Bridge	3.0	1.0	6,290	6,000	2,033	3,967	9,500	976	(81)	7.8%	104	(40)	104	374	374	388	441	91
PA	Industrial	Bridge	1.0	-	5,250	5,247	4,463	784	9,247	1,371	467	8.0%	112	(52)	104	381	519	565	424	91
SC	Multifamily	Bridge	1.7	-	35,374	35,365	30,068	5,297	61,718	1,261	386	8.0%	719	(584)	699	3,114	3,206	3,212	3,087	91
TX	Multifamily	Bridge	2.3	0.6	418,503	417,638	320,914	96,723	585,531	943	365	8.3%	9,740	(5,340)	8,584	20,928	20,261	21,404	20,947	110
TX	Multifamily	Construction	3.0	1.0	11,009	10,960	6,605	4,355	15,960	416	1	9.0%	281	(130)	245	-	-	-	-	n/a
UT	Multifamily	Bridge	2.0	1.0	10,219	10,198	8,154	2,043	15,318	1,351	498	7.8%	215	(141)	196	649	666	660	661	91
WA	Land	Construction	3.0	1.0	5,615	5,614	1,642	3,972	10,593	864	(30)	10.0%	138	(30)	128	-	-	-	-	n/a
WA	Multifamily	Construction	2.0	-	12,158	11,995	8,063	3,932	18,263	287	1,015	11.1%	350	(139)	284	-	-	-	-	n/a
WA	Office	Bridge	3.0	1.0	8,862	8,819	5,593	3,227	15,010	881	559	8.9%	190	(100)	178	474	485	485	510	-
Totals					**2,086,724**	**2,079,582**	**1,498,729**	**580,853**	**3,071,747**				**45,594**	**(26,380)**	**41,971**					

(1) All 'WA' column calculations are weighted average calculations on underlying loan UPBs
(2) Modification flag denoted as 0 for Not Modified and 1 for Modified. 'Modified' includes contractual extensions and extension modifications
(3) Reflects secured warehouse financing
(4) Equity is equal to the carrying value less financing
(5) All 'since' and 'until' day calculations are based off 6/30/2025
(6) Interest rate types are all adjustable with except of following cohorts being fixed: State 'OH' / Property Type 'Industrial' / Product 'Fixed/Other', State 'CO' / Property Type 'Land' / Product 'Construction', State 'TX' / Property Type 'Multifamily' / Product 'Construction', and State 'WA' / Property Type 'Land' / Product 'Construction'
(7) Product Type Construction loans are current pay construction loans that are 'Non-NOI Generating Assets'
(8) All loans are current pay with exception of the following: $64m UPB of State 'AZ' / Property Type 'Multifamily' / Product 'Bridge', and $64m UPB of State 'TX' / Property Type 'Multifamily' / Product 'Bridge'. These loans are currently in process of modification and will be current pay when modification complete

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